EXHIBIT 5.1

July 12, 2012

Drewrys Brewing Company
5402 Brittany Drive
McHenry IL 60050

Re:           Registration Statement on Form S-1

Gentlemen:

We have been retained by Drewrys Brewing Company, a Nevada corporation (the "Company"), in connection with the Company’s submission to the Securities and Exchange Commission of an amendment to its registration statement (the "Registration Statement") on Form S-1, under the Securities Act of 1933, as amended, relating to the offering for sale of up to 3,000,000 shares of the Company’s common stock, par value $0.001 per (collectively, the “Shares”).  You have requested that we render our opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

   In connection with this request, we have examined and relied upon the Company’s Articles of Incorporation and Bylaws as currently in effect; the Registration Statement and related prospectus; and such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For purposes of rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the documents described in the preceding paragraph and such other documents and records as we have deemed appropriate.  In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. It is understood that this opinion is to be used only in connection with the filing of the Registration Statement.  We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.  This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

28212 Kelly Johnson Parkway, Suite 110 | Valencia, California 91355
661.414.7125 Business | 818.475.1819 Facsimile |claudia@mcdowellodom.com
www.mcdowellodom.com

Drewrys Brewing Company
July 12, 2012

On the basis of the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares described in the prospectus is received by the Company.

We consent to our name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

MCDOWELL ODOM LLP

/s/ Claudia McDowell
      Claudia J. McDowell

28212 Kelly Johnson Parkway, Suite 110 | Valencia, California 91355
661.414.7125 Business | 818.475.1819 Facsimile |claudia@mcdowellodom.com
www.mcdowellodom.com